Exhibit 10.oo
SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT
This SECOND AMENDMENT TO SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT, dated December 7, 2015 (the “Amendment”), is hereby made to that certain SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT, dated as of June 1, 2014, and amended by that certain First Amendment to Second Amended and Restated Partnership Agremeent, dated as of September 30, 2014 (as amended, the “Agreement”) BETWEEN:
(1)    Polaris Acceptance Inc., a corporation organized under the laws of Minnesota, with its principal offices at 2100 Highway 55, Medina, Minnesota 55340 (referred to herein as “PAI”); and
(2)    CDF Joint Ventures, Inc., a corporation existing under the laws of Delaware, with its principal offices at 500 West Monroe, Chicago, Illinois 60661 (“CDFJV”).
FOR VALUE RECEIVED, PAI and CDFJV agree to amend the Agreement effective as of the date hereof to provide as follows (capitalized terms shall have the same meaning as defined in the Agreement unless otherwise indicated):
1.    Term. Section 1.4 of the Agreement is deleted in its entirety and replaced with the following:
“1.4    Term.
(a)    The term of the Partnership began on March 1, 1996 and, unless sooner dissolved and terminated under the provisions of this Agreement (including, without limitation, the provisions of Section 1.4(b) below), shall continue until the Last Day of the Initial Term or, if applicable, the last day of an additional term or an Extended Term, and thereafter shall be extended automatically for additional one year terms unless at least one year prior to the expiration of the Last Day of the Initial Term, an Extended Term, or an additional term (as applicable) (the date which is one year prior to the expiration of such term, a “Renewal Notice Date”) either Partner gives notice to the other Partner of its intention not to extend the term, in which event the Partnership shall dissolve in accordance with the terms of this Agreement upon expiration of the then current term. If either Partner gives notice to the other Partner at least 90 days prior to a Renewal Notice Date of its intention to extend the term for an additional five year term (such term, an “Extended Term”) and the other Partner agrees in writing to such Extended Term prior to such Renewal Notice Date, then the Partnership shall continue for such Extended Term until the last day thereof, subject to automatic extensions pursuant to the foregoing sentence. If the other Partner does not so agree in writing to such Extended Term, the term of the Partnership shall nevertheless be extended automatically for additional one year terms pursuant to the first sentence of this Section 1.4(a) unless, prior to a Renewal Notice Date, a Partner gives notice to the other Partner of its intention not to extend the term.
(b)    Following the occurrence of the Wells Acquisition Closing Date, PAI may, subject to the provisions and limitations set forth in the following sentence, elect to terminate this Agreement by issuing written notice of such termination to CDFJV (the “Wells Acquisition Termination Notice”). Notwithstanding anything herein to the contrary, the Wells Acquisition Termination Notice may only be issued (i) following the Wells Acquisition Closing Date and the subsequent occurrence of a Materially Adverse Trigger Event, (ii) prior to the end of the Wells Acquisition Termination Period, and (iii) so long as no Significant Economic Event has occurred during the period beginning on the Wells Acquisition Closing Date and ending on the date in which such Wells Acquisition Termination Notice is issued. Following the issuance of a Wells Acquisition Termination Notice which complies with this Section 1.4(b), the Partnership will terminate on the date set forth in the Wells Acquisition Termination Notice which is designated as the date of termination; provided that such date must be at least one year following the date upon which the Wells Acquisition Termination Notice is deemed to have been given pursuant to the provisions of Section 12.2 of this Agreement and no earlier than the date that is 730 days following the Wells Acquisition Closing Date.
(c)    Following the occurrence of the Wells Acquisition Closing Date, either PAI or CDFJV may, subject to the provisions and limitations set forth in the following sentence, elect to terminate this Agreement by issuing written notice of such termination to the other (the “Management Committee Change Termination Notice”). Notwithstanding anything herein to the contrary, the Management Committee Change Termination Notice may only be issued (i) following the Wells Acquisition Closing Date, (ii) prior to the end of the Wells Acquisition Termination Period, and (iii) by a Partner if (A) the other Partner has appointed, during the Wells Acquisition Termination Period, new Members of the Management Committee, (B) the majority of the new

Members appointed by the other Partner (on an aggregate basis following the Wells Acquisition Closing) do not have reasonable historic work experience with Polaris or CDF, and (C) the non-appointing Partner disapproves of any of such appointments for reasonable and documented reasons which have been communicated in writing to the appointing Partner at least thirty (30) days prior to the issuance of the Management Committee Change Termination Notice and the appointing Partner has refused to withdraw or change such appointment or appointments. Following the issuance of a Management Committee Change Termination Notice which complies with this Section 1.4(c), the Partnership will terminate on the date set forth in the Management Committee Change Termination Notice which is designated as the date of termination; provided that such date must be at least one year following the date upon which the Management Committee Termination Notice is deemed to have been given pursuant to the provisions of Section 12.2 of this Agreement and no earlier than the date that is 730 days following the Wells Acquisition Closing Date.
(d)    Following the Wells Breakup Announcement Date, PAI may, subject to the provisions and limitations set forth in the following sentence, elect to terminate this Agreement by issuing written notice of such termination to CDFJV (the “Wells Breakup Termination Notice”). Notwithstanding anything herein to the contrary, the Wells Breakup Termination Notice may only be issued (i) following the Wells Breakup Announcement Date, and (ii) prior to the end of the Wells Breakup Termination Period. Following the issuance of a Wells Breakup Termination Notice which complies with this Section 1.4(d), the Partnership shall terminate on the date set forth in the Wells Breakup Termination Notice which is designated as the date of termination; provided that such date shall be no earlier than the date that is that is 730 days following the later of (y) the date upon which the Wells Breakup Termination Notice is deemed to have been given pursuant to the provisions of Section 12.2 of this Agreement, and (z) February 19, 2016.
(e)    If the term of the Partnership is terminated pursuant to Section 1.4(a) above as a result of a notice given by PAI to CDFJV of PAI’s intention not to extend the term of the Partnership (and regardless of whether such notice is given with respect to termination as of the Last Day of the Initial Term, or at the end of any additional term or Extended Term), or pursuant to Section 1.4(b), (c) or (d) (and, with respect to Section 1.4(c) above, the Management Committee Change Termination Notice is given by PAI to CDFJV), and the value of the Securitized Receivables existing on the date of such notice (in the case of a termination under Section 1.4(a) above) or on the date of the Wells Acquisition Termination Notice, the Management Committee Change Termination Notice given by PAI to CDFJV, or the Wells Breakup Termination Notice, as applicable, equals or exceeds $500,000,000, PAI shall pay to CDFJV, on the last day of the term, a termination fee of $350,000 (the “Termination Fee”).”
2.    PAI Purchase Option Effective at End of the Initial Term of the Partnership or Upon Subsequent End of Term Dissolution.
(a)    The title to Section 3.2 of the Agreement is modified and replaced with “PAI Purchase Option Effective at End of the Initial Term of the Partnership or Upon Subsequent End of Term Dissolution.”
(b)    The reference to “Section 1.4” in the third line of Section 3.2(a) of the Agreement is modified and replaced with “Section 1.4(a)”.
(c)    The references to “February 1, 2016” in the second and fifth lines of Section 3.2(b) of the Agreement are modified and replaced with “February 1, 2021”.
(d)    The reference to “Section 1.4” in the ninth line of Section 3.2(b) of the Agreement is modified and replaced with “Section 1.4(a)”.
3.    CDFJV Purchase Option Effective at End of the Initial Term of the Partnership or Upon Subsequent End of Term Dissolution.
(a)    The title to Section 3.3 of the Agreement is modified and replaced with “CDFJV Purchase Option Effective at End of the Initial Term of the Partnership or Upon Subsequent End of Term Dissolution.”
(b)    The reference to “Section 1.4” in the fourth line of Section 3.3(a) of the Agreement is modified and replaced with “Section 1.4(a)”.
4.    Chief Operating Officer. Section 4.4 of the Agreement is deleted in its entirety and replaced with the following:

“4.4    Chief Operating Officer. The Management Committee shall elect a Chief Operating Officer who shall manage the day‑to‑day operations of the Partnership subject to the direction and control of the Management Committee (the “COO”); provided, however, that, if the Management Committee shall at any time be deadlocked and unable to elect the COO, then CDFJV shall have the sole right to select the COO. In such capacity, the COO shall have the following duties and powers:
(a)to manage generally the Partnership’s day-to-day operations;
(b)to prepare periodic financial reports;
(c)to perform his or her duties in compliance with the Partnership’s credit, operational, legal and other policies;
(d)to be responsible for dealer and distributor relations;
(e)to call special meetings of the Management Committee;
(f)to coordinate decisions to hire and dismiss personnel dedicated to the operations office or offices of the Partnership with the Partner (and the human resources departments of the Partner) who employs or will employ such personnel; and
(g)to do such other things and take such other actions as shall be Approved by the Management Committee.”
5.    Dissolution of Partnership for Non-viability. Section 8.3 of the Agreement is deleted in its entirety and replaced with the following:
“8.3    Dissolution of Partnership for Non-viability. Notwithstanding Section 4.6(f), either Partner may dissolve the Partnership (y) if CDF is unable or unwilling to provide advances to the Partnership under the Credit and Security Agreement in accordance with the terms of the Credit and Security Agreement, or if, within forty five (45) days of a request made by PAI to CDF for an increase in the commitment of CDF under the Credit and Security Agreement, CDF fails to honor such request (provided that PAI shall have demonstrated to CDF a reasonable need for such increase), or (z) if the outstanding long term indebtedness of GE Capital, any successor or substitute entity through which CDF obtains funding for its finance businesses, or any entity that is an affiliate of GE Capital or any such successor or substitute entity, shall at any time fail to be rated Investment Grade. A Partner’s dissolution of the Partnership because of the Partnership’s non viability shall not be an Event of Default under Section 8.2. A Partner electing to dissolve the Partnership under this Section 8.3 shall not be liable for any liquidated damages hereunder. Either Partner may dissolve the Partnership pursuant to this Section 8.3 by providing written notice of its decision to dissolve the Partnership to the other Partner within thirty days after the event described above has occurred. The terms of Section 8.7, 8.8, 8.9, 8.10, and 8.12 shall be applicable to any dissolution effected pursuant to this Section 8.3.”
6.    ARTICLE XIII - Definitions.
(a)    The defined terms in Article XIII of the Agreement which correspond to the defined terms set forth in this subpart (a) are deleted in their entirety and replaced with the following:
“CDF” shall mean GE Commercial Distribution Finance LLC, a Delaware limited liability company.
“Last Day of the Initial Term” shall mean February 28, 2022.
“Merger Event” shall mean (i) a merger or consolidation of a direct or indirect parent of a Partner (a “Merger Party”) with or into any other corporation, partnership, limited liability company or other entity (a “Successor Entity”), (ii) a statutory share or equity exchange involving the capital stock or equity of a Merger Party and a Successor Entity, (iii) a sale of all or substantially all of the assets of a Merger Party to a Successor Entity, or (iv) the sale of all of the outstanding capital stock or equity of a Merger Party to a Successor Entity; provided, however, that if the internal corporate or ethical policies of a Partner or any of its Affiliates (it being acknowledged and agreed by each Partner that such policies shall be consistently applied by such Partner or its Affiliate acting in good faith and not as a pretext to cause such event not to qualify as a Merger Event) would not permit such Partner or its Affiliates to do business with, or otherwise to be associated with, the applicable Successor Entity in any transaction described in clauses (i) through (iv) above, then such transaction shall not be deemed to be a Merger Event.
“Termination Fee” shall have the meaning given to it in Section 1.4(e).
(b)    The defined term “Successor Corporation” in Article XIII of the Agreement is deleted in its entirety and replaced with the following:
“Successor Entity” shall have the meaning given to it in the definition of “Merger Event.”
(c)    The following defined terms are added in appropriate alphabetical order to Article XIII of the Agreement:
“Active Polaris Dealers” means dealers who meet both of the following criteria: (i) such dealers have purchased inventory from Polaris consisting of powersports units bearing the Polaris, Ranger, RZR, Indian, Victory, Brutus, Slingshot or GEM product names, within the twelve month period immediately preceding the date of determination, and (ii) such dealers were provided an inventory floorplan credit line by the Partnership on December 7, 2015 other than such dealers who cease to be dealers after such date.
“ANR” means as of any date, the Partnership’s average total net Receivables and Securitized Receivables, on a trailing 12 month basis calculated in a manner consistent with the manner in which it was calculated in management reporting during calendar year 2015.
“December 2015 Amendments” has the meaning set forth in Section 6 of the Second Amendment.
“GE/Wells Transaction” means the transaction which, as of the date of the Second Amendment, has been publically announced by Wells and GE Capital, pursuant to which Wells or an affiliate of Wells has agreed to acquire the equity of CDF from GE Capital.
“Management Committee Change Termination Notice” shall have the meaning given to it in Section 1.4(c).
“Materially Adverse Trigger Event” means, so long as a Significant Economic Event has not occurred, the occurrence of one or more of the following events following the Wells Acquisition Closing Date and prior to the end of the Wells Acquisition Termination Period, and calculated from a total managed portfolio view including all (x) Receivables held by the Partnership and (y) Securitized Receivables and such event has not been Approved by the Management Committee:
(i)    the number of Active Polaris Dealers in the United States to which the Partnership provides inventory financing in the United States, is, at the end of any complete calendar quarter following the Wells Acquisition Closing Date, less than 90% of the number of Active Polaris Dealers in the United States;
(ii)    the allocated funding costs of portfolio assets, (including the funding costs under and pursuant to the Credit and Security Agreement with respect to Receivables held by the Partnership and the Securitization Funding Cost with respect to Securitized Receivables) determined on a calendar month basis, at any time following the Wells Acquisition Closing Date, exceeds, for 3 consecutive calendar months (calculated on a calendar month basis) a per annum rate equal to an interest rate (calculated on a 360-day year basis) during any calendar month equal to the highest “One month Libor” rate as published in the "Money Rates" column of The Wall Street Journal on the first business day of such month (if for any reason such rate is no longer published in The Wall Street Journal, CDF shall select such replacement index as CDF determines most closely approximates such rate), plus 150 basis points; or
(iii)    in any calendar quarter following the Wells Acquisition Closing Date, (A) SG&A Costs for such calendar quarter exceeds 0.90% of ANR as of the end of such quarter, and (B) ANR as of the end of such quarter exceeds $850,000,000.
For the avoidance of doubt, a Materially Adverse Trigger Event cannot occur following a Significant Economic Event.

“Second Amendment” means that certain Second Amendment to Second Amended and Restated Partnership Agreement, dated as of December 7, 2015, by and between PAI and CDFJV.
“Significant Economic Event” means a TED Spread in excess of 150 basis points over any three consecutive month period, two or more consecutive calendar quarters of negative real growth in the gross domestic product (GDP), or any other event or series of events which result in a significant and material decline in powersports industry retail sales.
“SG&A Costs” means, for any period, those selling, general and administrative costs incurred by the Partnership or allocated to the Partnership by CDF, which are related to the Partnership’s floorplan assets, including Receivables and Securitized Receivables. SG&A Costs do not include audit true-ups, outside service expenses, external credit, collection and repossession costs, and those costs and expenses for services which are customarily outsourced such as legal and audit.”
“TED Spread” means the difference between (i) the London Interbank Offered Rate and (ii) the interest rate on short-term U.S. government debt.
“Wells” means Wells Fargo Bank, N.A.
“Wells Acquisition Closing Date” means the date upon which the GE/Wells Transaction closes.
“Wells Acquisition Termination Notice” shall have the meaning given to it in Section 1.4(b).
“Wells Acquisition Termination Period” means the period beginning on the Wells Acquisition Closing Date and ending on the corresponding day of the eighteenth (18th) month following the month in which the Wells Acquisition Closing Date occurs (or if there is no corresponding day in such month, the last day of such month).
“Wells Breakup Announcement Date” means the date upon which Wells and GE Capital have publically announced (or if such public announcement is not made on the same day by each of GE Capital and Wells, the date of the last of GE Capital or Wells to publically announce) that the GE/Wells Transaction has been terminated or abandoned and that the GE/Wells Transaction will not occur.
“Wells Breakup Termination Notice” shall have the meaning given to it in Section 1.4(d).
“Wells Breakup Termination Period” means the period beginning on the Wells Breakup Announcement Date and ending on the date which is sixty (60) days later.
6.    Rights as a Result of the GE/Wells Transaction. The Partners agree that the terms and provisions of this Amendment, that certain First Amendment to Amended and Restated Joint Venture Agreement, dated on or about the date hereof, between CDF and PII, that certain Eleventh Amendment to Credit and Security Agreement, dated on or about the date hereof, between CDF and the Partnership, that certain First Amendment to Amended and Restated Services Agreement - Polaris to PA, dated on or about the date hereof, between PAI and the Partnership, that certain First Amendment to Amended and Restated Services Agreement -CDF to PA, dated on or about the date hereof, between CDF and the Partnership, and that certain First Amendment to Amended and Restated Sub Services Agreement - Polaris to CDF, dated on or about the date hereof, between CDF and PAI, (all such amendments, including this Amendment, are herein referred to as the (“December 2015 Amendments”) provide adequate consideration for the execution and delivery by the Partners of this Amendment and the amendment of the Agreement, and that PAI has no rights or remedies (other than those rights and remedies specifically set forth in this Amendment and in the related documents, instruments and agreements that are executed in connection herewith) under or with respect to the Agreement as a result of the GE/Wells Transaction or any other impact, influence, event, or occurrence which is directly or indirectly caused or created by or as a result of the GE/Wells Transaction.
7.    Ratification. All other terms and provisions of the Agreement are hereby ratified and shall remain unchanged and in full force and effect.

IN WITNESS whereof PAI and CDFJV have each executed this Amendment the day and year first above written.

POLARIS ACCEPTANCE INC.
By:
Name:	Michael Malone
Title:	Vice President - Finance, Chief Financial Officer
Date:	December 7, 2015

CDF JOINT VENTURES, INC.
By:
Name:	John E. Peak
Title:	Vice President
Date:	December 7, 2015